Table Trac, Inc.

2021 Shareholder Meeting

October 13, 2021

TABLE TRAC

Safe Harbor Statement

Certain statements that may be made today will be considered "forward looking" as that term is defined under the rules of the Securities and Exchange Commission (SEC), and are therefore subject to the safe harbor created by such rules. Although the Company believes the expectations reflected in any forward looking information and statements are reasonable, such forward looking information and statements involve risks and uncertainties that could lead actual results to differ from those contained in today's presentation materials and discussion. The general factors impacting future results are discussed in detail in the Company's SEC filings, The forward looking information and statements in this presentation speak only as of the date hereof and the Company undertakes no obligation to update the information contained in this report unless required by law.

Table Trac, Inc. (OTCQX: TBTC)

TABLE TRAC

2020 Financial Overview & Highlights

- COVID-19 IS THE WORD – the entire gaming industry was hit hard starting in March 2020
  - The Delta surge is having some effect, but the industry overall appears to be better prepared
- Developed, applied for a patent and deployed DASD – Dynamic Automatic Social Distancing program (patent was pending at year end 2020)
- Expanded customer base using DataTrac
- Continued to expand our territories in Nevada, Oklahoma, Minnesota and South Dakota. Delivered eleven (11) new Casino Management Systems
- Restatement of Company's financials after a reinterpretation of ASC606 Revenue Recognition.
- Received and forgiveness granted of approximately $475k for Paycheck Protection Program (PPP1) Loan
- Gross Profit of $3.3 M in 2020 (Decrease of $2.1M from 2019)
- Maintenance revenue of $2.6 M in 2020 compared to $2.8M in 2019
- Operating expenses $3.7 M compared to $4.5M in 2019
- Net Income before taxes of $307K compared to $805K in 2019

TABLE TRAC

2021 Year To Date Highlights

TABLE TRAC

2021 Year To Date Highlights

- Eight (8) systems installed + Australia continues to expand its operations
- Backlog contains five contracts (five locations) as of 9/30/2021
- Received Paycheck Protection Program (PPP2) Loan and Employee Retention Credits totaling approximately $700k (PPP is pending forgiveness from SBA)
- Trade shows have reopened
- Nominated for nine awards at recent G2E convention. Finalist in the following categories:
  - Land Base Products – KioskTrac
  - Land Base Supplier
- Producing and selling newly developed KioskTrac games to our current customers (NFL pick'em)
- Successfully integrated with Casino**MONEY**

TABLE TRAC

Technology Update

- New platform and games developed for KioskTrac
- Added developers (employees)
- DASD patent issued – patent #11,024,116
- Cashless transactions at games
- Mobile Application developments: (video link)
  - Gaming machines
  - Financial services provider integration

TABLE TRAC

Table Trac, Inc.

2021 Shareholder Meeting

- Questions -

Thank You

TABLE TRAC